Exhibit 99.1

Medifast, Inc. Announces Fourth Quarter and Full Year 2020 Financial Results

BALTIMORE— February 25, 2021, /PRNewswire/ -- Medifast, Inc. (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights Compared to the Prior-Year Period

•	Revenue increased 55.3% to $264.9 million
•	39.0% growth in active earning OPTAVIA Coaches to a record level of 44,200
•	Revenue per active earning OPTAVIA Coach increased 13.4% to $5,932
•	Net income increased 40.8% to $28.0 million
•	Earnings per diluted share (“EPS”) of $2.36, an increase of 42.2%

Full Year 2020 Highlights Compared to the Prior-Year Period

•	Revenue of $934.8 million, an increase of 31.0% year-over-year
•	Net income of $102.9 million, an increase of 32.0% year-over-year
•	Non-GAAP adjusted net income increased 38.9% to $108.3 million
•	EPS of $8.68, an increase of 35.0% year-over-year
•	Non-GAAP adjusted EPS of $9.14, a 42.1% increase
•	Cash, cash equivalents and investment securities of $174.5 million and the company remains free of interest-bearing debt as of December 31, 2020

“This has been another very strong year for Medifast, with our independent OPTAVIA Coaches attracting and retaining a record number of new clients. Despite the continued macroeconomic challenges from the COVID-19 pandemic, we have seen significant revenue and earnings growth along with a new record level of active earning coaches,” said Dan Chard, Chairman and Chief Executive Officer of Medifast. “That powerful momentum maintained in the fourth quarter, as people continue prioritizing health and wellness in their lives. The strength of the OPTAVIA® brand and our differentiated business model resonates deeply with Coaches and Clients, and provides a realistic and effective offer for those looking to adopt a healthier lifestyle. As a company, Medifast continues to build its infrastructure to take advantage of the growth opportunities ahead while maintaining a strong balance sheet. We are well positioned for the next phase of our development, and are confident in our ability to deliver meaningful stockholder value for the long-term.”

Fourth Quarter 2020 Results

Fourth quarter revenue increased 55.3% to $264.9 million from revenue of $170.6 million for the fourth quarter of 2019. OPTAVIA-branded products represented 87.2% of consumable units sold for the fourth quarter compared to 79.0% for the same period a year ago.

The total number of active earning OPTAVIA Coaches increased 39.0% to 44,200, compared to 31,800 for the fourth quarter of 2019. The average revenue per active earning OPTAVIA Coach was $5,932 compared to $5,229 for the fourth quarter last year.

Gross profit increased 55.6% to $199.2 million from $128.1 million for the fourth quarter of 2019. The company’s gross profit as a percentage of revenue was 75.2% compared to 75.1% in the fourth quarter of 2019.

Selling, general and administrative expenses (“SG&A”) increased $51.9 million to $161.3 million compared to $109.4 million for the fourth quarter of 2019, primarily due to higher OPTAVIA commission expense as a result of growth in OPTAVIA sales, as well as, increased salaries and benefits related expenses partially offset by a decrease in sales and marketing expenses. SG&A as a percentage of revenue decreased 320 basis points year-over-year to 60.9% of revenue.

Income from operations increased $19.3 million to $38.0 million from $18.7 million in the prior-year period primarily as a result of increased gross profit partially offset by increased SG&A. Income from operations as a percentage of revenue was 14.3% for the quarter, an increase of 340 basis points from the year-ago period.

The effective tax rate was 26.0% for the fourth quarter of 2020 compared to 22.4% for the September 30, 2020 year-to-date period and compared to a tax benefit of (4.7)% in the year-ago period. During the fourth quarter of 2020, the effective tax rate increased by 3.8% which reduced earnings per diluted share by $0.12 due to a discrete tax reserve recorded during the period. The fourth quarter of 2019 tax benefit reflected the impact of federal tax benefits from share-based compensation, partially offset by increases in the effective state tax rate of 2.0%.

Fourth quarter net income was $28.0 million, or $2.36 per diluted share, based on approximately 11.9 million shares outstanding. Fourth quarter 2019 net income was $19.9 million, or $1.66 per diluted share, based on approximately 11.9 million shares outstanding.

Full Year Fiscal 2020 Results

For the fiscal year ended December 31, 2020, revenue increased 31.0% to $934.8 million compared to revenue of $713.7 million in 2019.

Net income for 2020 was $102.9 million, or $8.68 per diluted share based on approximately 11.9 million shares outstanding. Non-GAAP adjusted net income was $108.3 million, or $9.14 per diluted share. Full year 2019 net income was $77.9 million, or $6.43 per diluted share, based on approximately 12.1 million shares outstanding.

Balance Sheet

The company’s balance sheet remains strong with cash, cash equivalents and investment securities of $174.5 million as of December 31, 2020 compared to $92.7 million at December 31, 2019. The company remains free of interest-bearing debt.

The company declared a quarterly cash dividend of $13.4 million, or $1.13 per share that was paid on February 5, 2021. There are approximately 2,323,000 shares of common stock remaining under the company’s share repurchase program. Medifast expects to maintain a program of paying dividends on a quarterly basis and intends to utilize its share repurchase program as opportunities arise.

Conference Call Information

The conference call is scheduled for today, Thursday, February 25, 2021 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://www.webcaster4.com/Webcast/Page/1029/39750, and will be archived online through March 11, 2021. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, February 25, 2021, through March 4, 2021. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10151796.

About Medifast®:

Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of independent OPTAVIA Coaches and a Community to help Clients achieve Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has created a new business model by combining the most powerful aspects of direct selling, while eliminating those dimensions that have typically challenged other companies. Its community of thousands of independent OPTAVIA Coaches introduce Clients a set of healthy habits through the proprietary Habits of Health® Transformational System. Medifast is traded on the New York Stock Exchange and ranked second on FORTUNE's 100 Fastest-Growing Companies list in 2020. The company was also named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," “anticipate,” “expects” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems, disruptions in Medifast’s supply chain, Medifast’s inability to continue to develop new services and products, effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches, Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches, the departure of one or more key personnel, Medifast’s inability to protect against online security risks, to protect its brand, to protect against product liability claims, Medifast’s planned growth into domestic and international markets, adverse publicity associated with Medifast’s products or business units, Medifast’s inability to continue declaring dividends, fluctuations of Medifast’s common stock market price, the impact of the COVID-19 pandemic on Medifast’s results, the severity, length and ultimate impact of COVID-19 on people and economies, increases in competition, litigation, consequences of other geopolitical events, natural disasters, acts of war, or climate change, activist investors, regulatory changes, market conditions and resulting impact on consumer spending, and a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Reed Anderson

InvestorRelations@medifastinc.com

(800) 763-9953

MEDIFAST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

Quarters and Years Ended December 31, 2020 and 2019

(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
Revenue	$264,912	$170,632	$934,842	$713,672
Cost of sales	65,673	42,564	237,027	176,814
Gross profit	199,239	128,068	697,815	536,858

Selling, general, and administrative	161,271	109,361	563,656	445,819

Income from operations	37,968	18,707	134,159	91,039

Other income (expense)
Interest income, net	33	234	246	1,295
Other income (expense)	(151)	40	(140)	29
	(118)	274	106	1,324

Income from operations before income taxes	37,850	18,981	134,265	92,363

Provision for income taxes	9,856	(900)	31,406	14,447

Net income	$27,994	$19,881	$102,859	$77,916

Earnings per share - basic	$2.38	$1.71	$8.74	$6.62

Earnings per share - diluted	$2.36	$1.66	$8.68	$6.43

Weighted average shares outstanding
Basic	11,770	11,617	11,771	11,771
Diluted	11,871	11,947	11,850	12,117

Cash dividends declared per share	$1.13	$1.13	$4.52	$3.38

MEDIFAST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of December 31, 2020 and 2019

(U.S. dollars in thousands, except par value)

	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$163,723	$76,974
Accounts receivable - net of doubtful accounts of $219 and $235 at
December 31, 2020 and 2019, respectively	584	1,437
Inventories	53,392	48,771
Investment securities	10,752	15,704
Income taxes, prepaid	-	5,169
Prepaid expenses and other current assets	5,863	6,096
Total current assets	234,314	154,151

Property, plant and equipment - net of accumulated depreciation	27,633	26,039
Right-of-use assets	10,508	12,803
Other assets	2,937	353
Deferred tax assets	692	1,307
TOTAL ASSETS	$276,084	$194,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$107,677	$76,220
Current lease obligations	3,673	3,168
Total current liabilities	111,350	79,388

Lease obligations, net of current lease obligations	7,488	10,433
Total liabilities	118,838	89,821

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
11,822 and 12,272 issued and 11,772 and 11,764 outstanding
at December 31, 2020 and December 31, 2019, respectively	12	12
Additional paid-in capital	7,842	-
Accumulated other comprehensive income	41	25
Retained earnings	154,351	168,788
Less: treasury stock at cost, 46 and 489 shares at December 31, 2020 and December 31, 2019, respectively	(5,000)	(63,993)
Total stockholders' equity	157,246	104,832
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$276,084	$194,653

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding our results, we disclose various non-GAAP financial measures in our quarterly earnings press release and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: SG&A expenses, income from operations, net income and diluted earnings per share. Each of these non-GAAP financial measures excludes the impact of certain amounts as further identified below that the company believes are not indicative of its core ongoing operational performance. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.

We use these non-GAAP financial measures internally to evaluate and manage the company's operations because we believe they provide useful supplemental information regarding the company's on-going economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following tables reconcile the non-GAAP financial measures included in this report (in thousands):

MEDIFAST, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	Years ended December 31,
	2020	2019
Selling, general, and administrative	$563,656	$445,819
Adjustments
Professional services for 13D Filing	5,811	-
Incremental severance costs	1,237	-
Non-GAAP adjusted selling, general, and administrative	$556,608	$445,819

Income from operations	$134,159	$91,039
Adjustments
Professional services for 13D Filing	5,811	-
Incremental severance costs	1,237	-
Non-GAAP adjusted income from operations	$141,207	$91,039

Net income	$102,859	$77,916
Adjustments, net of tax
Professional services for 13D Filing	4,452	-
Incremental severance costs	948	-
Non-GAAP adjusted net income	$108,259	$77,916

Diluted earnings per share(1)	$8.68	$6.43
Impact for adjustments(1)	0.46	-
Non-GAAP adjusted diluted earnings per share(1)	$9.14	$6.43

(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.